Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements Nos. 333-20549, 333-65459, 333-38568, 333-88836, 333-129922 and 333-148139 on Form S-8, Nos. 333-123246, 333-138067 and 333-148186 on Form S-3 of our reports dated February 27, 2007, relating to the financial statements and financial statement schedule of Powerwave Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007 and the adoption of FASB Statement No. 123R, Share-Based Payment in 2006), and the effectiveness of Powerwave Technologies, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended December 28, 2008.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 2, 2009